As filed with the Securities and Exchange Commission on July 23, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REED ELSEVIER PLC	REED ELSEVIER NV
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

England	The Netherlands
(Jurisdiction of incorporation or organization)	(Jurisdiction of incorporation or organization)

1-3 Strand London WC2N 5JR England	N/A	Radarweg 29 1043 NX Amsterdam The Netherlands	N/A
(Address of Principal Executive Offices)	(Zip Code)	(Address of Principal Executive Offices)	(Zip Code)

Reed Elsevier Group plc Restricted Share Plan 2014

(Full title of the plan)

Kenneth Thompson II

Reed Elsevier Inc.

9443 Springboro Pike

Mail Location: B4F5S14

Miamisburg, OH 45342

(937) 865-6800

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Alan McCulloch

Reed Elsevier PLC

1-3 Strand

London

WC2N 5JR

T: +44 (0) 207 166 5696

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Reed Elsevier PLC Ordinary Shares, nominal value 14 51/116 pence each (3)	500,000 shares	$15.97	$7,985,000	$1,029.00
Reed Elsevier NV Ordinary Shares, nominal value 0.07 euros each (3)	350,000 shares	$22.33	$7,815,500	$1,007.00

(1)	This Registration Statement covers (a) an aggregate of 500,000 shares of Reed Elsevier PLC, nominal value 14 51/116 pence each (“PLC Ordinary Shares”), all of which are available for issuance under the Reed Elsevier Group plc Restricted Share Plan 2014 (the “Plan”), and (b) an aggregate of 350,000 shares of Reed Elsevier NV, nominal value 0.07 euros each (“NV Ordinary Shares,” and together with the PLC Ordinary Shares, “Ordinary Shares”), all of which are available for issuance under the Plan. Further, this Registration Statement registers such additional Ordinary Shares as may be offered or issued under the Plan to prevent dilution resulting from stock splits, stock dividends, anti-dilution provisions or similar transactions that results in an increase in the number of the outstanding Ordinary Shares issuable pursuant to awards granted under the Plan.
(2)	Calculated solely for purposes of this offering pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the registration fee are based on the reported average of the high and low selling prices for the American Depositary Shares representing the PLC Ordinary Shares and the NV Ordinary Shares, as applicable, on the New York Stock Exchange on July 18, 2014. To calculate the proposed maximum offering price per Ordinary Share, the average price of the American Depositary Shares representing the PLC Ordinary Shares ($63.88) has been divided by four (rounded up to the nearest whole cent), and the average price of the American Depositary Shares representing the NV Ordinary Shares ($44.65) has been divided by two (rounded up to the nearest whole cent), in each case to reflect the number of PLC Ordinary Shares or NV Ordinary Shares, as applicable, represented by each American Depositary Share (see Note (3) below).
(3)	Under certain circumstances, Ordinary Shares may be issued in the form of American Depositary Shares. Separate registration statements on Form F-6 have been filed with respect to the American Depositary Shares represented by American Depositary Receipts issuable on a one-for-four basis for the PLC Ordinary Shares registered hereby upon deposit of such Ordinary Shares. Separate registration statements on Form F-6 have been filed with respect to the American Depositary Shares represented by American Depositary Receipts issuable on a one-for-two basis for the NV Ordinary Shares registered hereby upon deposit of such Ordinary Shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement on Form S-8 (the “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plans covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Reed Elsevier PLC and Reed Elsevier NV hereby incorporate by reference in this Registration Statement the following documents which are on file with the Securities and Exchange Commission (the “Commission”):

(a)	The combined Annual Report of Reed Elsevier PLC and Reed Elsevier NV on Form 20-F filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the fiscal year ended December 31, 2013, filed with the Commission on March 11, 2014;

(b)	All reports filed by Reed Elsevier PLC and Reed Elsevier NV, respectively, pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2013; and

(c)	The description of the share capital of Reed Elsevier PLC and Reed Elsevier NV contained in the combined registration statement on Form 20-F/A, Registration No. 1-3334, filed with the Commission under the Exchange Act on September 22, 1994, as amended by the description of the amended articles of association dated May 8, 2013 filed with the Commission (File No. 333-191419) under the Securities Act on September 27, 2013 (including any additional amendments or reports filed for purposes of updating such description).

In addition, to the extent designated therein, certain reports on Form 6-K and all documents filed by Reed Elsevier PLC and Reed Elsevier NV pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, that any Form 6-K shall be so deemed incorporated by reference only if and to the extent indicated in such reports.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Subject to certain exceptions, the United Kingdom Companies Act of 2006 (the “Act”) does not permit a company to indemnify a director or an officer of the company against any liability which by virtue of any rule of law would otherwise attach to him in respect of negligence, default, breach of duty or breach of trust in relation to the company. Subject to the provisions of the Act, but without prejudice to any indemnity to which the person concerned may otherwise be entitled, Reed Elsevier PLC’s Articles of Association provides that every director or officer of Reed Elsevier PLC shall be indemnified out of the assets of Reed Elsevier PLC against any liability incurred by him for negligence, default, breach of duty or breach of trust in relation to the affairs of Reed Elsevier PLC, to the extent that such indemnification would not be treated as void under the Act.

To the extent permissible by Dutch law, and subject to the provisions of Reed Elsevier NV’s Articles of Association, each member of Reed Elsevier NV’s Board shall be indemnified and held harmless against the financial consequences of any and all liabilities, claims, judgments, fines, expenses and penalties incurred as a result of any threatened, pending or completed action, investigation or other proceeding, whether civil, criminal or administrative, brought by any party other than Reed Elsevier NV itself or its Group Companies (as defined by Dutch law), in relation to acts or omissions performed or committed in that person’s capacity as a member of Reed Elsevier NV’s Board or a capacity relating thereto.

Reed Elsevier PLC and Reed Elsevier NV have directors’ and officers’ liability insurance policies that insure directors and officers against the cost of defense, settlement or payment of claims and judgments under certain circumstances.

Reed Elsevier PLC is party to indemnification agreements with its directors. These agreements indemnify the directors to the fullest extent permitted under applicable law against liabilities that may arise by reason of their service to Reed Elsevier PLC.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement (* indicates filed herewith):

4.1 Articles of Association of Reed Elsevier PLC (incorporated by reference from Exhibit 4.1 to the Registration Statement on Form S-8 (File No. 333-167058) filed with the Commission on May 25, 2010)

4.2 Articles of Association of Reed Elsevier NV (incorporated by reference from Exhibit 4.2 to the Registration Statement on Form S-8 (File No. 333-191419) filed with the Commission on September 27, 2013)

*4.3 Reed Elsevier Group plc Restricted Share Plan 2014

*5.1 Opinion of Freshfields Bruckhaus Deringer LLP, London, England as to the validity of the Reed Elsevier PLC Ordinary Shares

*5.2 Opinion of J. van der Woude, Company Secretary of Reed Elsevier NV, as to the validity of the Reed Elsevier NV Ordinary Shares

*23.1 Consent of Deloitte LLP, London, England, regarding the consolidated financial statements of Reed Elsevier PLC

*23.2 Consent of Deloitte Accountants B.V., Amsterdam, The Netherlands, regarding the consolidated financial statements of Reed Elsevier NV

*23.3 Consent of Deloitte LLP, London, England, and Deloitte Accountants B.V., Amsterdam, The Netherlands, regarding the combined financial statements of Reed Elsevier PLC, Reed Elsevier NV, Reed Elsevier Group plc and Elsevier Reed Finance BV and their respective subsidiaries, associates and joint ventures

*23.4 Consent of Freshfields Bruckhaus Deringer LLP, London, England (included as part of Exhibit 5.1)

*23.5 Consent of J. van der Woude, Company Secretary of Reed Elsevier NV (included as part of Exhibit 5.2)

*24.1 Powers of Attorney (included on the signature pages of this Registration Statement)

Item 9.	Undertakings.

(a) Each of the undersigned registrants hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by such registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Each of the undersigned registrants hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of such registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each of the registrants below certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of London, England on July 22, 2014.

REED ELSEVIER PLC Registrant		REED ELSEVIER NV Registrant

By:	/s/ Erik Engstrom	By:	/s/ Erik Engstrom
Erik Engstrom		Erik Engstrom
Chief Executive Officer		Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Henry Udow, Alan McCulloch and Jans van der Woude and each of them (with full power to each of them to act alone) his true and lawful attorney-in-fact and agent, with full power of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute one or more Registration Statements on Form S-8 relating to Reed Elsevier PLC Ordinary Shares and Reed Elsevier NV Ordinary Shares available for issuance under the Reed Elsevier Group plc Restricted Share Plan 2014, to sign any and all amendments or supplements to such Registration Statement (including post-effective amendments) and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might, or could, do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney has been signed below by the following persons in the capacities and on the date indicated.

REED ELSEVIER PLC

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Erik Engstrom	Executive Director and Chief Executive Officer (principal executive officer)	July 22, 2014
Erik Engstrom

/s/ Duncan Palmer	Executive Director and Chief Financial Officer (principal financial officer and principal accounting officer)	July 22, 2014
Duncan Palmer

/s/ Anthony Habgood	Chairman and Director	July 22, 2014
Anthony Habgood

/s/ Wolfhart Hauser	Director	July 22, 2014
Wolfhart Hauser

/s/ Adrian Hennah	Director	July 22, 2014
Adrian Hennah

/s/ Lisa Hook	Director	July 22, 2014
Lisa Hook

/s/ Robert Polet	Director	July 22, 2014
Robert Polet

/s/ Linda Sanford	Director	July 22, 2014
Linda Sanford

/s/ Ben van der Veer	Director	July 22, 2014
Ben van der Veer

/s/ Kenneth Thompson II	Authorized U.S. Representative	July 22, 2014
Kenneth Thompson II

REED ELSEVIER NV

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Erik Engstrom	Executive member of the Board and Chief Executive Officer (principal executive officer)	July 22, 2014
Erik Engstrom

/s/ Duncan Palmer	Executive member of the Board and Chief Financial Officer (principal financial officer and principal accounting officer)	July 22, 2014
Duncan Palmer

/s/ Anthony Habgood	Chairman of the Board	July 22, 2014
Anthony Habgood

/s/ Dr Wolfhart Hauser	Non-executive member of the Board	July 22, 2014
Dr Wolfhart Hauser

/s/ Adrian Hennah	Non-executive member of the Board	July 22, 2014
Adrian Hennah

/s/ Lisa Hook	Non-executive member of the Board	July 22, 2014
Lisa Hook

/s/ Marike van Lier Lels	Non-executive member of the Board	July 22, 2014
Marike van Lier Lels

/s/ Robert Polet	Non-executive member of the Board	July 22, 2014
Robert Polet

/s/ Linda Sanford	Non-executive member of the Board	July 22, 2014
Linda Sanford

/s/ Ben van der Veer	Non-executive member of the Board	July 22, 2014
Ben van der Veer

/s/ Kenneth Thompson II	Authorized U.S. Representative	July 22, 2014
Kenneth Thompson II